EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements (Nos. 333-84514, 333-105195) on Form S-3, Registration Statements (Nos. 333-57091, 333-72456, 333-72458, 333-72460 and 333-112761) on Form S-8 of OMI Corporation of our report dated March 10, 2004, appearing in this Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP
New York, New York
March 12, 2004